                                                                            Exhibit 3.1

ARTICLES OF AMENDMENT
TO THE
RESTATED ARTICLES OF INCORPORATION
OF
TIB FINANCIAL CORP.

Pursuant to Sections 607.1003 and 1006, Florida Statutes, the Restated Articles of Incorporation of TIB Financial Corp. (the “Company”) are hereby amended as follows:

FIRST:  Section A of Article IV of the Company’s Restated Articles of Incorporation is hereby amended by deleting the text thereof in its entirety and substituting the following in lieu thereof:

A.	Number and Class of Shares Authorized; Par Value.

The Corporation is authorized to issue the following shares of capital stock:

(1)           Common Stock.  The aggregate number of shares of Common Stock (referred to in these Restated Articles of Incorporation as “Common Stock”) which the Corporation shall have authority to issue is 5,000,000,000 with a par value of $0.10 per share.

(2)           Preferred Stock.  The aggregate number of shares of preferred stock (referred to in these Restated Articles of Incorporation as “Preferred Stock”) which the Corporation shall have authority to issue is 5,000,000 with no par value.

SECOND:  Section B of Article VI of the Company’s Restated Articles of Incorporation is hereby amended by deleting the text thereof in its entirety and substituting the following in lieu thereof:

B.           [Reserved]

THIRD:  This amendment to the Articles of Incorporation shall be effective upon filing hereof with the Department of State of the State of Florida.

FOURTH:  The foregoing amendments were approved by holders of shares of common stock and preferred stock, voting together as a single class, at a meeting of such holders duly held on December 1, 2010, and the number of votes cast for the Articles of Amendment to the Restated Articles of Incorporation by such shareholders was sufficient for approval by them.

IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to the Restated Articles of Incorporation to be executed and attested to by its duly authorized officer as of this 1st day of December, 2010.
TIB FINANCIAL CORP.

By: /s/ Christopher G. Marshall
Name: Christopher G. Marshall
Title:   Chief Financial Officer